Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

On April 13, 2016, Peabody Energy Corporation, a Delaware corporation (“Peabody” or the “Company”), and a majority of the Company’s wholly owned domestic subsidiaries, as well as one international subsidiary in Gibraltar (collectively with the Company, the “Debtors”), filed voluntary petitions (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the U.S. Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”).

On March 17, 2017, the Bankruptcy Court entered an order confirming the Debtors’ Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession as Revised on March 15, 2017 (the “Plan”), which approved and confirmed the Plan.

On April 3, 2017 (the “Effective Date”), the Debtors satisfied the conditions to effectiveness set forth in the Plan. As a result, the Plan became effective in accordance with its terms, and the Debtors emerged from their Chapter 11 Cases.

In connection with our emergence from the Chapter 11 Cases, we will be required to apply the provisions of fresh start reporting to our financial statements under ASC 852, “Reorganizations.” These provisions require us to allocate the reorganization value of the Company (the “Reorganized Company”) following emergence from the Chapter 11 Cases to our assets and liabilities based on their estimated fair value. In estimating fair value, we based our estimates and assumptions on the guidance prescribed by ASC 820, “Fair Value Measurement.” Estimates or allocation of fair value between our assets and liabilities will change up to the first period reported following the Effective Date.

The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2017 and the year ended December 31, 2016 give effect to the transactions associated with our emergence from the Chapter 11 Cases, including the settlement of various liabilities, securities issuances, incurrence of new indebtedness, and cash payments and asset and liability revaluation consistent with our reorganization value, as if they had occurred immediately prior to the first day of the year ended December 31, 2016. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2017 gives effect to the transactions associated with our emergence from the Chapter 11 Cases, including the settlement of various liabilities, securities issuances, incurrence of new indebtedness, and cash payments and asset and liability revaluation consistent with our reorganization value, in each case, as if they had occurred on March 31, 2017.

Management developed a set of valuations to allocate the reorganization value of the Reorganized Company using a number of estimates and assumptions. The enterprise and corresponding equity value of the Reorganized Company was based on the valuations using various valuation methods, including (1) a comparison of our projected performance to the market values of comparable companies; (2) a review and analysis of several recent transactions in our industry; and (3) a calculation of the present value of future cash flows based on our projections. The enterprise value, and corresponding equity value, are dependent upon achieving the future financial results set forth in our projections, as well as the realization of certain other assumptions. There can be no assurance that the projections will be achieved or that the assumptions will be realized. The financial projections and estimates of enterprise and equity value are not incorporated herein.

All estimates, assumptions, valuations, appraisals and financial projections, including the fair value adjustments, the enterprise value and equity value projections, are preliminary and inherently subject to significant uncertainties and the resolution of contingencies beyond our control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and the financial projections will be realized, and actual results could vary materially. The following unaudited pro forma condensed consolidated financial data is provided for illustrative purposes only and is based on available information and assumptions that we believe are reasonable. It does not purport to represent what our actual results of operations or financial position would have been had the transactions as contemplated in the Plan occurred on the dates indicated, or on any other date, nor is it necessarily indicative of our future consolidated results of operations or consolidated financial position after emergence. Our actual financial position and results of operations after emergence will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value or allocation of value not currently identified and changes in our operating results following the date of the unaudited pro forma condensed consolidated financial data.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2017

(Dollars in millions)	As Reported March 31, 2017	Debt Discharge, Debt and Equity Issuances, Reclassifications and Distributions to Creditors		Revaluation of Assets and Liabilities		Pro Forma March 31, 2017
Current assets:
Cash and cash equivalents	$1,068.1	$3.0	A	$—		$1,071.1
Restricted cash	80.7	(80.7)	A	—		—
Successor Notes issuance proceeds - restricted cash	1,000.0	(1,000.0)	A	—		—
Accounts receivable, net	312.1	—		—		312.1
Inventories	250.8	—		94.0	H	344.8
Assets from coal trading activities, net	0.6	—		—		0.6
Other current assets	493.9	(18.1)	B	—		475.8

Total current assets	3,206.2	(1,095.8)		94.0		2,204.4

Property, plant, equipment and mine development, net	8,653.9	—		(3,746.1)	I	4,907.8
Investments and other assets	976.4	3.4	C	256.4	J	1,236.2

Total assets	$12,836.5	$(1,092.4)		$(3,395.7)		$8,348.4

Current portion of long-term debt	$18.1	$9.5	D	—		$27.6
Liabilities from coal trading activities, net	0.7	—		—		0.7
Accounts payable and accrued expenses	967.3	308.4	E	11.6	K	1,287.3

Total current liabilities	986.1	317.9		11.6		1,315.6

Long-term debt, less current portion	950.5	903.2	D	—		1,853.7
Deferred income taxes	16.2	—		—		16.2
Asset retirement obligations	707.0	—		(47.5)	L	659.5
Accrued postretirement benefit costs	753.9	—		—		753.9
Other noncurrent liabilities	511.2	—		64.1	M	575.3

Total liabilities not subject to compromise	3,924.9	1,221.1		28.2		5,174.2
Liabilities subject to compromise	8,416.7	(8,416.7)	F	—		—

Total liabilities	12,341.6	(7,195.6)		28.2		5,174.2

Stockholders’ Equity:
Common stock	0.2	0.7	G	(0.2)	N	0.7
Preferred Stock	—	1,305.4	G	—		1,305.4
Additional paid-in capital in excess of par value	2,423.9	1,774.9	G	(2,423.9)	N	1,774.9
Accumulated deficit	(371.9)	3,022.2	G	(2,650.3)	N	—
Accumulated other comprehensive loss	(1,121.1)			1,121.1	N	—
Treasury stock	(448.5)			448.5	N	—

Peabody Energy Stockholders’ equity	482.6	6,103.2		(3,504.8)		3,081.0
Noncontrolling interest	12.3			80.9	O	93.2

Total stockholders’ equity	494.9	6,103.2		(3,423.9)		3,174.2

Total liabilities and stockholders’ equity	$12,836.5	$(1,092.4)		$(3,395.7)		$8,348.4

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2017

(Dollars in millions)	As Reported Three Months Ended March 31, 2017	Fresh Start Reporting	Interest Expense on New Debt	Total Transaction Adjustments		Pro Forma Three Months Ended March 31, 2017
Total Revenues	$1,326.2	—	—	$—		$1,326.2

Operating Costs & Expenses	963.7	(46.7)	—	(46.7)	a	917.0
Depreciation, Depletion & Amortization	119.9	8.3	—	8.3	b	128.2
Asset Retirement Obligation Expense	14.6	11.8	—	11.8	c	26.4
Selling and Administrative Expenses	37.2	—	—	—		37.2
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(22.8)	22.8	—	22.8	e	—
Asset Impairment	30.5	(30.5)	—	(30.5)	e	—
Loss (Income) From Equity Affiliates	(15.0)	—		—		(15.0)

Operating Profit	$198.1	$34.5	$—	$34.5		$232.4

Interest Expense	32.9	(32.9)	44.6	11.7	f	44.6
Interest Income	(2.7)			—		(2.7)
Reorganization Items, net	41.4	(41.4)	—	(41.4)	g	—

Income From Continuing Operations Before Taxes	126.5	108.6	(44.6)	64.0		190.5
Income Tax Provision	(4.5)	12.7	—	12.7	h	8.2

Income From Continuing Operations, Net of Taxes	131.0	95.9	(44.6)	51.3		182.3
Loss from Discontinued Operations	(4.1)	—	—	—		(4.1)

Net Income	126.9	95.9	(44.6)	51.3		178.2
Less: Net Income Attributed to Noncontrolling Interests	4.8			—		4.8
Preferred Dividend			(16.3)	(16.3)	i	(16.3)

Net Income Attributable to Common Shareholders	$122.1	$95.9	$(60.9)	$35.0		$157.1

Loss from continuing operations
Basic loss per share	$6.82					$1.29

Diluted loss per share	$6.80					$1.26

Net loss per share
Basic loss per share	$6.60					$1.14

Diluted loss per share	$6.57					$1.12

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2016

(Dollars in millions)	As Reported Year Ended December 31, 2016	Fresh Start Reporting	Interest Expense and Preferred Dividends	Total Transaction Adjustments		Pro Forma Year Ended December 31, 2016
Total Revenues	$4,715.3	$—	$—	$—		$4,715.3

Operating Costs & Expenses	4,107.6	(309.8)	—	(309.8)	a	3,797.8
Depreciation, Depletion & Amortization	465.4	(24.2)	—	(24.2)	b	441.2
Asset Retirement Obligation Expense	41.8	73.9	—	73.9	c	115.7
Selling and Administrative Expenses	153.4	(21.5)	—	(21.5)	d	131.9
Restructuring Charges	15.5	—	—	—		15.5
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(23.2)	23.2	—	23.2	e	—
Asset Impairment	247.9	(247.9)	—	(247.9)	e	—
Income From Equity Affiliates	(16.2)	—	—	—		(16.2)

Operating Profit	(276.9)	506.3	—	506.3		229.4

Interest Expense	298.6	(298.6)	181.6	(117.0)	f	181.6
Loss on Debt Extinguishment	29.5	(29.5)	—	(29.5)	f	—
Interest Income	(5.7)	—	—	—		(5.7)
Reorganization Items, Net	159.0	(159.0)	—	(159.0)	g	—

Income From Continuing Operations Before Taxes	(758.3)	993.4	(181.6)	811.8		53.5
Income Tax Benefit	(84.0)	83.3	—	83.3	h	(0.7)

Income From Continuing Operations, Net of Taxes	(674.3)	910.1	(181.6)	728.5		54.2
Loss from Discontinued Operations	(57.6)	—	—	—		(57.6)

Net Loss	(731.9)	910.1	(181.6)	728.5		(3.4)
Less: Net Income Attributed to Noncontrolling Interests	7.9	—	—	—		7.9
Preferred Dividend	—	—	(65.1)	(65.1)	i	(65.1)

Net Loss Attributable to Common Shareholders	$(739.8)	$910.1	$(246.7)	$663.4		$(76.4)

Loss from continuing operations
Basic loss per share	$(37.30)					$(0.14)

Diluted loss per share	$(37.30)					$(0.14)

Net loss per share
Basic loss per share	$(40.45)					$(0.56)

Diluted loss per share	$(40.45)					$(0.56)

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data

Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

The adjustments in the unaudited pro forma condensed consolidated balance sheet in the columns captioned “Debt Discharge, Debt and Equity Issuances, Reclassifications and Distributions to Creditors,” and “Revaluation of Assets and Liabilities” reflect the effect of the consummation of the transactions contemplated by the Plan and our emergence from the Chapter 11 Cases, including the settlement of various liabilities, securities issuances, incurrence of new indebtedness and cash payments.

Debt Discharge, Debt and Equity Issuances, Reclassifications and Distributions to Creditors. Adjustments to our unaudited pro forma condensed consolidated balance sheet reflect the settlement of certain claims as well as the issuance of securities as if the Plan Effective Date occurred on the unaudited pro forma condensed consolidated balance sheet date. Those adjustments include:

A.	Cash and cash equivalents. Adjustments of $3.0 million that reflect the sources and use of cash at emergence:

March 31, 2017
Proceeds from issuance of equity	$1,500.0
Proceeds from issuance of debt	950.0
Return of restricted cash	1,080.7
Repayment of first lien claims	(3,039.1)
Repayment of second lien claims	(450.0)
Financing fees	(16.4)
Professional fees	(22.2)

$3.0

The reclassification of $1.0 billion of restricted cash related to the senior secured notes (“Successor Notes”) issuance proceeds to cash and cash equivalents relates to the required use of such proceeds in the satisfaction of claims contemplated in the Plan. The reclassification of $80.7 million of restricted cash held to cash and cash equivalents relates to changes to the Accounts Receivable Securitization Program that are contemplated in the Plan.

B.	Other current assets. Adjustment of $18.1 million to write off deferred financing costs associated with debt cancellation and discharge of the related debt obligations.

C.	Investments and other assets. Adjustment of $3.4 million reflects the payment of certain deferred financing costs.

D.

Long-term debt. Adjustments reflect the issuance of $1.95 billion of new long-term debt, net of estimated deferred financing costs, as contemplated by the Plan. The Plan contemplates the issuance of $1.0 billion of Successor Notes, net of $49.5 million of deferred financing costs, and the Company entering into a credit agreement that provides for a $950 million senior secured term loan, net of $37.3 million of deferred financing costs. At March 31, 2017, the Successor Notes, net of deferred financing costs, were already included on the Company’s unaudited condensed consolidated balance sheet as reported.

E.

Accounts payable and accrued expenses. Adjustment of $308.4 million related to certain fees, expenses, and claims related to the Chapter 11 Cases paid subsequent to emergence from the Chapter 11 Cases. Of this amount, $215.3 million is related to the settlement of secured and unsecured claims and $93.1 million is related to the payment of professional fees.

F.

Liabilities subject to compromise. This adjustment includes the settlement of liabilities that were subject to compromise. These liabilities include unsecured and under-secured liabilities incurred prior to the Chapter 11 filing and consist of the following:

March 31, 2017
Debt	$8,077.4
Interest payable	172.6
Environmental liabilities	61.9
Trade payables	55.2
Postretirement benefit obligations	23.0
Other accrued liabilities	26.6

$8,416.7

G.

Peabody Energy Stockholders’ equity. These adjustments include equity issuances on the Plan Effective Date as contemplated by the Plan, including 71.0 million common shares, par value $0.01 per share, warrants to purchase 6.2 million common shares at an exercise price of $0.01 per warrant, and 30.0 million preferred shares, par value $0.01 per share, that are convertible into 46.2 million common shares prior to giving effect to three years of guaranteed paid-in-kind dividends. Each preferred share is convertible, at the holder’s election or upon the occurrence of certain triggering events, to common shares at a 35% discount relative to the initial per share purchase price of $25.00 and provides for three years of guaranteed dividends, payable semiannually, at a rate of 8.5% per annum. The value ascribed to the common shares, warrants and preferred shares is based on a pro-rata allocation of the total equity value of $3.105 billion reflected in the Plan to each instrument assuming exercise of the warrants and conversion of the preferred shares, including guaranteed dividends. The adjustments to additional paid in capital represent the total equity value of $3.105 billion reflected in the Plan, less estimated issuance costs of $24 million, the par value prescribed to the common shares and the fair value allocated to the preferred shares. The adjustment to accumulated deficit reflects the total gain on settlement of claims.

Revaluation of Assets and Liabilities. Significant adjustments reflected in the unaudited pro forma condensed consolidated balance sheet based on the revaluation of assets and liabilities are summarized as follows:

H.

Inventories. For purposes of the unaudited pro forma condensed consolidated financial statements, preliminary fair value of our inventory has been determined based on currently available information and certain assumptions, and may be different from the final estimate of fair value, and the difference could be material. Net adjustment of $94.0 million to increase the value of coal inventories to their estimated fair value, less costs to sell the inventories.

I.

Property, plant, equipment and mine development, net. The fair value of property, plant, equipment and mine development, net is estimated based on either a review and analysis of several recent transactions in our industry or a calculation of the present value of future cash flows based on our projections. Net adjustments of $3.7 billion to reduce the net book value of property, plant, equipment and mine development, net to their estimated fair value. The preliminary estimates of the fair value of our property, plant and equipment and the associated depletion and depreciation expense included in the pro forma condensed consolidated financial statements could be different from the final values determined through fresh start reporting, and the difference could be material.

J.

Investments and other assets. As part of fresh start reporting, identifiable intangible assets are required to be measured at fair value. Adjustment of $256.4 million made primarily to recognize the fair value of certain coal supply agreements by comparing the contract price with estimated market price for the same coal product. The intangible asset related to coal supply agreements will be amortized on a per ton shipped basis through 2025, predominately over the next three years.

K.

Accounts payable and accrued expenses. As part of fresh start reporting, identifiable intangible liabilities are required to be measured at fair value. Adjustment of $11.6 million is primarily based on the value of certain contract-based intangibles primarily consisting of unutilized capacity of certain port and rail take-or-pay contracts.

L.

Asset retirement obligations. For purposes of the unaudited pro forma condensed consolidated financial statements, asset retirement obligations will be restated to fair value. The estimates are based on the discounted cash flows of projected spending to reclaim the properties used in our operations. These estimates will change in the future and the change could be material.

M.

Other noncurrent liabilities. As part of fresh start reporting, identifiable intangible liabilities are required to be measured at fair value. Adjustment of $64.1 million is primarily based on the value of certain contract-based intangibles primarily consisting of unutilized capacity of certain port and rail take-or-pay contracts. The intangible liabilities related to port and rail take-or-pay contracts will be amortized ratably over the terms of each contact, which range in duration through 2043.

N.

Peabody Energy stockholders’ equity. The adoption of fresh start reporting will result in a new reporting entity with no beginning retained earnings or accumulated deficit. All common stock of the predecessor company will be eliminated and replaced by the new equity structure of the Plan. For purposes of the unaudited pro forma condensed consolidated financial statements, common stock and preferred stock will be restated to their estimated fair value

O.

Noncontrolling interests. Adjustment of $80.9 million to increase the value of noncontrolling interests to its estimated fair value based on an estimate of the rights to the assets of the noncontrolling interests.

At the adoption of fresh start reporting, we will be required to remeasure our accrued postretirement benefit costs and accrued pension costs. The adjustments will be determined on an actuarial basis based on assumptions at the time of the adoption. No pro forma adjustments were made to these items due to the uncertainty involved with predicting these items. Adjustments at the time of adoption of fresh start reporting may be material.

Adjustments to Unaudited Pro Forma Condensed Consolidated Statements of Operations

The adjustments in the unaudited pro forma condensed consolidated statements of operations reflect the effect of the consummation of the transactions contemplated by the Plan as if the Plan Effective Date occurred immediately prior to the first day of the year ended December 31, 2016. Significant adjustments reflected in the unaudited pro forma condensed consolidated statements of operations are summarized as follows:

a.	Operating costs and expenses. Adjustments include:

•	the increase in operating costs of $39.1 million for the year ended December 31, 2016 associated with the realization of the increased coal inventory value, as discussed above, into earnings;

•

the elimination of excess take-or-pay charges of $5.6 million and $70.3 million for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively, that would be recorded at the adoption of fresh start reporting;

•

the elimination of the amortization of actuarial losses and prior services costs of $6.9 million and $24.5 million for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively, due to the release of all balances within accumulated other comprehensive loss as a result of the adoption of fresh start reporting;

•

the elimination of the impact of prior cash flow hedge and related accounting of $27.7 million and $232.2 million for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively, due to the release of all balances within accumulated other comprehensive loss as a result of the adoption of fresh start reporting; and

•

an estimated adjustment of $6.5 million and $21.9 million for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively, for a change in accounting policy related to the capitalization of certain expenditures which extend the useful lives of existing plant and equipment that were not previously capitalized.

b.

Depreciation, depletion and amortization. The adjustments reflect the reduced expense for the estimated impact on depreciation, depletion and amortization for the fair value adjustment for property, plant and equipment, as discussed above, partially offset by the increased expense for the estimated impact of amortization of contract based intangibles associated with certain coal supply agreements over an average agreement life of approximately three years, as discussed above.

c.

Asset retirement obligation expense. This adjustment primarily reflects the increased accretion expense and increased amortization expense associated with the adjustment to the asset retirement obligations discussed above and the corresponding adjustment to the asset retirement obligations asset.

d.

Selling and administrative expenses. The adjustment is to eliminate the costs incurred during the year ended December 31, 2016 associated with debt restructuring activities since these costs would not continue after emergence from the Chapter 11 Cases.

e.

Net gain on disposals or exchange of assets and asset impairment. Due to the adoption of fresh start reporting, which requires that all items be adjusted to fair value, gains on asset disposals and asset impairments have been eliminated as the items would have been remeasured to fair value resulting in no such items being realized into earnings.

f.

Interest expense and loss on debt extinguishment. This adjustment reflects the elimination of interest expense associated with the predecessor company’s capital structure, including the 2016 loss on extinguishment of the predecessor’s Superpriority Secured Debtor-in-Possession Credit Agreement, and reflects the estimated interest expense associated with the capital structure as contemplated in the Plan with an assumed weighted average interest rate of approximately 6%. Interest expense also reflects the amortization of deferred financing costs and costs associated with surety bonds.

g.	Reorganization items, net. This adjustment reflects the elimination of these items as they would not occur subsequent to emergence from the Chapter 11 Cases.

h.	Income tax benefit. Reflects the after tax effects of the adjustments in the pro forma condensed consolidated statements of operations.

i.	Preferred dividend. Reflects 8.5% assumed dividend rate per annum, payable semiannually in kind as a dividend of additional shares of preferred equity.

Diluted Earnings per Share. Basic and diluted EPS are computed using the two-class method, which is an earnings allocation that determines EPS for each class of common stock and participating securities according to dividends declared and participation rights in undistributed earnings. Shares of preferred stock are considered participating securities because holders are entitled to receive non-forfeitable dividends. The warrants were presumed to be exercised. Dilutive securities are not included in the computation of loss per share when a company reports a net loss from continuing operations as the impact would be anti-dilutive.

The potentially dilutive impact of share-based compensation awards is determined using the treasury stock method. Under the treasury stock method, awards are treated as if they had been exercised with any proceeds used to repurchase common stock at the average market price during the period. Any incremental difference between the assumed number of shares issued and purchased is included in the diluted share computation.

For the three months ended March 31, 2017, the pro forma earnings per share amounts reflect basic and diluted weighted average shares outstanding of approximately 137.3 million shares and 140.9 million shares, respectively. Approximately 3.6 million dilutive shares related to share-based compensation are included in the computation of diluted earnings per share.

For the year ended December 31, 2016, the pro forma earnings per share amounts reflect basic and diluted weighted average shares outstanding of approximately 137.3 million shares. Diluting securities are not included in the computation of diluted earnings per share for the year ended December 31, 2016 due to the net loss from continuing operations after deducting the preferred dividend and the amount attributed to non-controlling interests. The computation of diluted EPS excluded the share-based compensation awards noted above because to include them would have been antidilutive.